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                        [ERNST & YOUNG LLP LETTERHEAD]

November 3, 2000


Mr. David H. Keyte
Executive Vice President and Chief Financial Officer
Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, Colorado 80202

Dear Mr. Keyte:

This opinion is being delivered to Forest Oil Corporation in connection with the Agreement and Plan of Merger dated as of July 10, 2000 (the "Agreement"), by and among Forest Oil Corporation, a New York Corporation ("Parent"), Forest Acquisition I Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and Forcenergy, Inc, a Delaware corporation (the "Company"), and Amendment No. 1 to the Agreement dated as of October 16, 2000 (the "Amendment"). (The Agreement and the Amendment are hereinafter referred to as the "Plan of Merger.") Pursuant to the Plan of Merger, Sub will merge with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger. As a result of the Merger, each issued and outstanding share of common stock and preferred stock of the Company will be converted into common stock of Parent. As soon as practicable following the Merger, Parent will cause the Company to merge with and into Parent with Parent surviving (the "Upstream Merger", and collectively with the Merger, the "Acquisition"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Plan of Merger or Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission.

We have acted as tax advisors to Parent in connection with the Acquisition. As such, and for purposes of rendering this opinion, we have examined (or will examine on or prior to the Effective Date) and are familiar with the Plan of Merger and such other presently existing documents, records and federal income tax matters as we have deemed necessary or appropriate in connection with rendering this opinion.

In addition, we have assumed (i) that the Acquisition will be consummated in accordance with the provisions of the Agreement and the Amendment, (ii) the truth and accuracy, on the date of the Agreement, the date of the Amendment, and on the date hereof, of the representations and warranties made by Parent and the Company in the Agreement and the Amendment, (iii) the truth and accuracy of the representations made to us by Parent, the Company, and the Company shareholders in their respective letters to us dated November 2, 2000, November 3, 2000, and November 3, 2000, respectively and delivered to us for purposes of this opinion, and, (iv) that any representation made "to the knowledge" or similarly qualified is correct without such qualification.

The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Acquisition under the income tax laws of the United States based

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upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury
Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Our opinion relates solely to the tax consequences of the Acquisition under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Acquisition under the laws of any other jurisdiction. This opinion addresses only the specific issue set forth below, and does not address any other tax consequences that may result from the Acquisition or any other transaction (including any transaction undertaken in connection with the Acquisition).

No opinion is expressed as to any transaction other than the Acquisition as described in the Plan of Merger or as to any transaction whatsoever, including the Acquisition, if all of the transactions described in the Plan of Merger are not consummated in accordance with the terms of the Plan of Merger and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, we are of the opinion that the Acquisition will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of Parent, Sub, and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement and the references to this firm under the headings "The Merger - U.S. Federal Income Tax Consequences of the Merger" and "Legal and Tax Matters" in the Registration Statement.

This opinion is being delivered to you in connection with the Plan of Merger and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity (except for the consented filing with the Securities and Exchange Commission of Form S-4) without our prior written consent.


                                       Very truly yours,

                                       /s/ Ernst & Young LLP